U. S. SECURITIES AND EXCHANGE COMMISSION
                                       WASHINGTON, D.C.
                                          20549
                                      FORM 12b-25

                            NOTIFICATION OF LATE FILING

(Check One):

[   ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X ] Form 10-Q   Form  N-SAR

For Period Ended:  September 30, 1997

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period
Ended:______________________________________________________________
______________________________________________________
     Nothing in this form shall be construed to imply that
the Commission has verified any information contained
herein.
______________________________________________________________________
     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates:______________________________________________________________
______________________________________________________
Part I - Registrant Information
______________________________________________________________________
Full Name of  Registrant  EV Environmental, Inc.
Former Name if Applicable
________________________________________________
Address of Principal Executive Office (Street and Number): 1900 Plantside Drive City, State and Zip Code: Louisville, KY 40299
_______________________________________________________________________
Part II - Rules 12b-25(b) and (c)
_______________________________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.
_____________________________________________________________________
Part III - Narrative
____________________________________________________________________
State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

(Attach Extra Sheets if Needed)
All the information is not yet available to file a complete
and accurate report.
__________________________________________________________________
Part IV - Other Information
_____________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification
     Michael R. Cox                      (502) 499-1600
        (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify such report(s).

                                        [ X ]  Yes        [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                         [  ]  Yes       [  X ]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        EV Environmental, Inc.
             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date.___November 14, 1997__________________By /S/ Michael R. Cox
                                         Michael R. Cox, President
INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.
The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                          ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).